United HealthCare and Humana to Merge                              Page  1 of 6


[UNITED HEALTHCARE LOGO]

         UNITED HEALTHCARE AND HUMANA TO MERGE

         Merger Creates a Strategic Business Combination Dedicated to Improving the Health and Well-Being of People Through all Stages of Life

MINNEAPOLIS, Minn. and Louisville, Ky. (May 28, 1998)--United HealthCare Corporation (NYSE:UNH) and Humana Inc. (NYSE:HUM) today announced they have reached a definitive agreement to merge in a transaction approved by the boards of directors of both companies. The combination will bring together two organizations who have long been devoted to serving customers with high quality, accessible and affordable health care services. The combined enterprise will operate under the United HealthCare name and will be based in Minneapolis, with a significant workforce and business presence continuing in Louisville.

The proposed merger will be accounted for as a pooling of interests in which one United HealthCare share will be exchanged for every two Humana shares in a tax-free transaction. The total consideration of the proposed transaction is approximately $ 5.5 billion. The transaction will require shareholder and regulatory approvals and is expected to close in the third quarter of 1998.

William W. McGuire, M.D., United HealthCare's chairman, president and chief executive officer, said, "The most successful health care companies in the next decade will be those whose products and services align with the needs and desires of consumers -- in other words, companies that offer people what they want. United HealthCare has led the industry in meeting consumer demands for greater access and flexibility. By year-end, our open access plans will enable nearly 4 million health plan members in 38 markets to see network doctors and specialists without a referral."

Dr. McGuire continued, "Consumers want flexibility in choice of doctors and hospitals, broader access to services, a wide spectrum of products and services tailored to specific consumer market segments and needs, and greater affordability. To achieve these objectives and create a powerful platform for growth, it is critical to create an enterprise that, in an increasingly competitive marketplace, possesses the size, scale and operating efficiencies needed to accelerate investments in high quality health and well-being services. The combination of United HealthCare and Humana is driven by this vision."


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United HealthCare and Humana to Merge                              Page  2 of 6


Greg Wolf, Humana's chief executive officer, said, " The merged company will be able to respond, better than any other, to what people want from a health care company today. With millions of members in 50 states and Puerto Rico, the new enterprise will realize tremendous economies of scale, unmatched administrative efficiency and an industry-leading service platform. The result will be more affordable products, for more people, delivered more efficiently.

"In addition, the merged company will offer greater choice of doctors and hospitals, consumer-focused, high quality products and the ability to measurably improve our members' health. A proprietary information system with the capacity to collect and analyze enormous reservoirs of the most current data will be of tremendous value to patients and physicians as they seek the best clinical pathways.

"Finally, the merged entity offers consumers and investors a company with financial strength, earning power and favorable prospects for substantial growth," Mr. Wolf added.

David A. Jones, Humana's chairman and co-founder, said, "As the health care industry grapples with issues of access, affordability, quality and choice, the size, scope and proven operational competence of the new company will enable us to address these concerns. We are creating a company whose leadership and innovation can help people of all ages realize the best of our health care assets. And through these efforts, this merger holds great promise for outstanding shareholder returns."

The companies expect the merger to be neutral to earnings in 1998 and accretive to earnings in 1999 (exclusive of transaction costs) and have identified significant annual operating synergies that will be realized following the completion of the transaction. These synergies come from consolidation of corporate overhead and administration, merging overlapping operations, integrating and improving medical care programs and cross-selling products and services.

"We are targeting improvements in operating costs of 3 percent to 5 percent, and medical costs of 0.75 percent to 1 percent while maintaining our commitment to providing our customers with the highest quality health and well-being services they need, when they need them," said Dr. McGuire. "We will move quickly to eliminate basic functional redundancies and, as a result, improve how we work for our customers. The integration of each company's best network and medical management systems will help us to optimize our medical care effectiveness. Longer term, we will integrate the underlying systems and service processes of both companies to evolve into the industry-leading service and support platform that will provide customers and care providers with leading



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United HealthCare and Humana to Merge                              Page  3 of 6


edge service. We also expect to achieve a sustainable unit cost advantage in the key operational areas."

Mr. Wolf added, "Most importantly, we believe the merger increases our ability to introduce new product and service offerings in our local markets, giving consumers more value and greater choice while enhancing their health and well-being. As consumers embrace these new offerings, we expect the already remarkable growth rate of these companies to continue."

Dr. McGuire stated that the merger with Humana fits exceptionally well within the framework of United HealthCare's six strategic business segments, which will facilitate a rapid and efficient integration of the combined operations. Humana's health plans, small group insurance services, and specialized businesses that include dental, life, workers compensation and disability, are strong units that complement or add new services to those currently offered by United HealthCare.

On a pro forma combined basis, United HealthCare would be among the most prominent health care concerns, with annual revenues approximating $27 billion. The company will operate in 48 states, Puerto Rico and internationally, including businesses in Hong Kong, Singapore and South Africa. United HealthCare will be supported by a dedicated 50,000- member workforce, as well as an exceptionally strong financial position with more than $13 billion of total assets, and more than $6 billion in shareholder equity.

Dr. McGuire said, "I am delighted that David Jones will be joining our board of directors. He has been a key figure in advancing the quality of health care services in a career that has spanned a period of unprecedented industry transformation. He has played a central role not only in the creation and enduring success of Humana, but also in the direction of the entire industry. We are extremely pleased that David will continue as a member of our board, and that Greg Wolf and his outstanding management team will be joining us to help lead the company in the future."

United HealthCare (www.unitedhealthcare.com) is a diversified health services company that provides a broad spectrum of resources and services to help people achieve improved health and well-being through all stages of life. United HealthCare is organized into six business segments: Health Plans, Retiree and Senior Services, Strategic Business Services, Insurance Services, Specialized Care Services, and Knowledge and Information Services.


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United HealthCare and Humana to Merge                              Page  4 of 6


Humana Inc.(www.humana.com), with headquarters in Louisville, Ky., is one of the nation's largest publicly traded managed health care companies with approximately 6.2 million customers in its health care programs located primarily in 16 states and Puerto Rico. Humana offers coordinated health care through a variety of health plans -- health maintenance organizations, preferred provider organizations, point-of-service plans, and administrative services products -- to employer groups, government-sponsored plans and individuals.

FORWARD-LOOKING STATEMENTS

Statements that United HealthCare or Humana may publish, including those in this announcement, that are not strictly historical are "forward-looking" statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectations include, without limitation, the ability of the combined company to execute the anticipated integration and realize the expected synergies, the effects of state and federal regulations, including those that impact the formation of the combined companies, the effects of related or other acquisitions and divestitures, and other risks described from time to time in each of United HealthCare's and Humana's SEC reports including quarterly reports on Form 10-Q, annual reports on Form 10-K, and reports on Form 8-K.

                            UNITED HEALTHCARE-HUMANA

                                 MERGER OVERVIEW

                 United HealthCare                                   Humana
                 -----------------                                   ------
Shares           196 Million               Exchange Ratio         172 Million
Market Cap       $12.5 billion                   .5               $4.4 billion
                                          Shares Exchanged
                                                86 Million

                                          Total Outstanding
                                             282 Million
Merger Consideration at $32.1 per share                           $5.5 billion
    Premium to Market                                                 22.1%
    P/E Multiple at Exchange Ratio                                    25.4x


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United HealthCare and Humana to Merge                               Page  5 of 6


Pro Forma Income Statement
In Millions, Except Per Share Data                          1998*
                                                            -----
                                         United HealthCare            Humana
                                         -----------------            ------
Revenue                                        $17,129                $9,814
Medical Care                                    13,220                 8,091
Operating Cost                                   3,270                 1,496
Investment Income & Other                          275                   115
Pretax Earnings                                    914                   342
Net Income                                        $538                  $217
Earnings Per Share                               $2.75                 $1.30
Cash Flow From Operations                         $660                  $340
*Based on IBES estimates


Combined Pro Forma Balance Sheet*
Financial Data - In Millions
                               UHC              Humana              Combined
                               ---              ------              --------

Assets                      $7,623                $5,418            $13,041
Liabilities                 $3,089                $3,917             $7,006
Equity                      $4,534                $1,501             $6,035
Cash & Investments          $4,069                $2,646             $6,715
Tangible Net Worth          $2,253                  $277             $2,530
*As of 12/31/97


Combined Membership by Business Segment
Members in Thousands

           Product                          Members                % of Total
           -------                         ----------              ----------

Health Plan
o  Commercial                                6,634                        34%
o  Self-Funded                               1,339                         7%
o  Medicare                                    902                         5%
o  Medicaid                                  1,161                         6%
TRICARE                                      1,112                         6%
Small Group Insurance                        2,634                        14%
National Multi-Site                          5,488                        28%
As of 12/31/97

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United HealthCare and Humana to Merge                              Page  6 of 6


Insured Health Plan
Enrollment by Region

                                                                             Member
                        United                                          TotalOverlapping
                      HealthCare          Humana           Total             States
                      ----------          ------           -----       -----------------

NE (6 States)            405,800                0        405,800              0
SE (11 States)         1,693,400          828,000      2,521,400              3
Midwest (9             1,765,600          811,500      2,577,100              3
States)
SW (3 States)            289,100          488,600        777,700              3
West (5                  352,100      --                 352,100              0
States)
Total                  4,506,000       2,128,1001      6,634,100



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